Joint Code of Ethics

Appleton Partners, Inc.
Appleton Funds

© Copyright 2013, National Regulatory Services. All rights reserved.

Table of Contents

1 - Statement of General Policy	3
2 - Definitions	5
3 - Standards of Business Conduct	8
4 - Prohibition Against Insider Trading	9
5 - Personal Securities Transactions	11
6 - Compliance Procedures	12
7 - Protecting the Confidentiality of Client Information	14
8 - Political Contributions	16
9 - Gifts and Entertainment	18
10 - Service as an Officer or Director	19
11 - Social Media	20
12 - Whistleblower Policy	21
13 - Reporting Violations and Sanctions	22
14 - Records	23
15 - Acknowledgement	24

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Statement of General Policy

This Joint Code of Ethics (“Code”) has been adopted by Appleton Partners, Inc. and Appleton Funds and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”).

This Code establishes rules of conduct for all employees of Appleton Partners, Inc. (“Adviser”) and all officers and trustees of Appleton Funds (“Fund”) and is designed to, among other things; govern personal securities trading activities in the accounts of Adviser employees, Fund officers and trustees, their immediate family/household accounts and accounts in which an they have a beneficial interest. The Code is based upon the principle that Adviser and its employees owe a fiduciary duty to Adviser’s clients, including the Fund, to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Adviser and the Fund continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Appleton Partners, Inc. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Appleton Partners, Inc. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Appleton Partners, Inc. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;
●	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
●	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Appleton Partners, Inc. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Appleton Partners, Inc. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Appleton Partners, Inc. Appleton Partners, Inc.'s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Michele Hubley, the Adviser’s Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Appleton Partners, Inc.

Similarly, the Fund expects every officer and trustee to demonstrate the highest standards of ethical conduct for continued service to the Fund. Strict compliance with the provisions of the Code shall be considered a basic condition of such service. Officers and trustees of the Fund are urged to seek the advice of Michele Hubley, the Fund’s Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Appleton Partners, Inc. and officers and trustees of the Fund in their conduct. In those situations where an individual may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Michele Hubley. Michele Hubley or Jim Ladge may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of the Adviser’s clients will not be adversely affected or compromised and where such exceptions are permitted by law. All questions arising in connection with personal securities trading should be resolved in favor of the client or series of the Fund even at the expense of the interests of employees, officers or trustees.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. Appleton Partners, Inc. will maintain such information on a confidential basis.

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Michele Hubley will periodically report to senior management and the board of directors of Appleton Partners, Inc. to document compliance with this Code on behalf of the Adviser and report to the board of trustees of the Fund to document compliance with this Code on behalf of the Fund.

Definitions

For the purposes of this Code, the following definitions shall apply:

●	"1933 Act" means the Securities Act of 1933, as amended.

●	"1934 Act" means the Securities Exchange Act of 1934, as amended.

●	“1940 Act” means the Investment Company Act of 1940, as amended.

●	"Access person" means:

(i)
with respect to the Adviser, any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic; and

(ii)
With respect to the Fund, any Advisory Person of a Fund or of a Fund's investment adviser and any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by any series of the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to such series regarding the purchase or sale of Covered Securities.

All of the Adviser’s directors, officers, and general partners are presumed to be Access Persons of any series of an investment company advised by the Adviser. All of the Fund's trustees, officers, and general partners are presumed to be Access Persons of the Fund.

●
"Account" means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

●	"Advisers Act" means the Investment Advisers Act of 1940, as amended.

●	“Advisory person” of a Fund or of the Adviser means:

(i)
Any director/trustee, officer, general partner or employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)
Any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

●
"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (of from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

●
"Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●
"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	"Chief Compliance Officer" (CCO) refers to the Chief Compliance Officer of Appleton Partners, Inc.

●	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

●	“Covered security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end mutual funds.

●
"Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

●
"Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.

●
"Insider" is broadly defined as it applies to Appleton Partners, Inc.'s Insider Trading policy and procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, are given access to information solely for Appleton Partners, Inc.'s purposes. A temporary insider can include, among others, Appleton Partners, Inc.'s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Appleton Partners, Inc. may become a temporary insider of a client it advises or for which it performs other services. If a client expects Appleton Partners, Inc. to keep the disclosed non-public information confidential and the relationship implies such a duty, then Appleton Partners, Inc. will be considered an insider.

●
"Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.

●
"Investment person" means (i) a supervised person of Appleton Partners, Inc. who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls Appleton Partners, Inc. and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts and (ii) any employee of the Fund or Adviser (or of any company controlling the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and any natural person who controls the Fund the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

●
"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker- dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

●
"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

●	"Private fund" means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for section 3(c)(1) or 3(c)(7) of that Act.

●	"Registered fund" means an investment company registered under the Investment Company Act.

●
"Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

●
"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Appleton Partners, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless  Appleton Partners, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless Appleton Partners, Inc. or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

●
"Supervised person" means any directors, officers and partners of Appleton Partners, Inc. (or other persons occupying a similar status or performing similar functions); employees of Appleton Partners, Inc.; and/or any other person who provides advice on behalf of Appleton Partners, Inc. and is subject to Appleton Partners, Inc.'s supervision and control.

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Standards of Business Conduct

Appleton Partners, Inc. and the Fund place the highest priority on maintaining their reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of
Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons, as defined herein, comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Appleton Partners, Inc.'s access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Appleton Partners, Inc. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Rule 17j-1 under the 1940 Act requires that the Fund adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of the Rule, which makes it unlawful for any affiliated person of or principal underwriter for the Fund, or any affiliated person of the Adviser of or principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

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Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Appleton Partners, Inc. to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and Appleton Partners, Inc. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Appleton Partners, Inc. and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Michele Hubley immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Appleton Partners, Inc.), while in the possession of material, nonpublic information, nor may any personnel of Appleton Partners, Inc. communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact- specific inquiry. For this reason, you should direct any questions about whether information is material to Michele Hubley.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Appleton Partners, Inc.'s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the
Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Appleton Partners, Inc. (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●  Report the information and proposed trade immediately to Michele Hubley.
●  Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.
●  Do not communicate the information inside or outside the Firm, other than to Michele Hubley.
●  After Michele Hubley has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with Michele Hubley before taking any action.  This high degree of caution will protect you, our clients, and the Firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Appleton Partners, Inc. or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Appleton Partners, Inc. must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact Michele Hubley immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Appleton Partners, Inc. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Appleton Partners, Inc. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

Michele Hubley may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Michele Hubley shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

Michele Hubley may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to Michele Hubley and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

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Personal Securities Transactions

General Policy

Appleton Partners, Inc. has adopted the following principles governing personal investment activities by

Appleton Partners, Inc.'s supervised persons:

●  The interests of client accounts will at all times be placed first;
●  All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
●  Access persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person or investment person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Michele Hubley or Jim Ladge who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person or investment person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Michele Hubley or Jim Ladge who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Securities Placed on Restricted or Watch Lists

No supervised person shall acquire beneficial ownership of any securities placed on the firm's Restricted List or Watch List without the prior written approval of Michele Hubley or Jim Ladge who has been provided with full details of the proposed transaction.

Compliance Procedures

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

●
 The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

●
 The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

●	The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2. Annual Holdings Report

Every access person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

●
 The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each covered security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the reportable security at which the transaction was effected;
●	The name of the broker, dealer or bank with or through whom the transaction was effected; and
●	The date the report is submitted by the access person.

4. Exempt Transactions

A(n) access person need not submit a report with respect to:

●	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
●	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan; or
●
 A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Appleton Partners, Inc. holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Additionally, A trustee of the Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Fund trustee, need not make:

(A) An initial holdings report under paragraph (1) of this section and an annual holdings report under paragraph (2) of this section; and

(B) A quarterly transaction report under paragraph (3) of this section, unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a Fund trustee, should have known that during the 15-day period immediately before or after the trustee's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

5. Monitoring and Review of Personal Securities Transactions

Michele Hubley, or such other individual(s) designated, will monitor and review all reports required under the Code for compliance with Appleton Partners, Inc.'s policies and the Fund’s policies regarding personal securities transactions and applicable SEC rules and regulations.  Michele Hubley may also initiate inquiries of access persons regarding personal securities trading.  Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Appleton Partners, Inc. or the Fund, as applicable.  Any transactions for any accounts of Michele Hubley will be reviewed and approved by the Adviser’s COO, or other designated supervisory person. Michele Hubley shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

6. Education

As appropriate, Appleton Partners, Inc. and the Fund will provide employees and other access persons with periodic training regarding the Firm's Code of Ethics and related issues to remind them of their obligations, and amendments and regulatory changes.

7. General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm's Code of Ethics shall be monitored by the Chief Compliance Officer or such other individual(s) designated in this Code of Ethics. The Chief Compliance Officer will receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing Appleton Partners, Inc. and the Fund to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

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Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Appleton Partners, Inc., the Firm gains access to non- public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Appleton Partners, Inc. to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Appleton Partners, Inc.'s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Appleton Partners, Inc.'s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. Appleton Partners, Inc. does not share Confidential Client Information with any third parties, except in the following circumstances:

●
 As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Appleton Partners, Inc. will require that any financial intermediary, agent or other service provider utilized by Appleton Partners, Inc. (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Appleton Partners, Inc. only for the performance of the specific service requested by Appleton Partners, Inc.;

●
 As required by regulatory authorities or law enforcement officials who have jurisdiction over Appleton Partners, Inc., or as otherwise required by any applicable law. In the event Appleton Partners, Inc. is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Appleton Partners, Inc. shall disclose only such information, and only in such detail, as is legally required;

●	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Appleton Partners, Inc., from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Appleton Partners, Inc.'s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Appleton Partners, Inc., must return all such documents to Appleton Partners, Inc.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Appleton Partners, Inc. enforces the following policies and procedures to protect the security of Confidential

Client Information:

●	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Appleton Partners, Inc.'s services to clients;
●
Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such       information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

●	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
●
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Appleton Partners, Inc. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Appleton Partners, Inc. has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Michele Hubley is responsible for reviewing, maintaining and enforcing Appleton Partners, Inc.'s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of Michele Hubley.

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Political Contributions

The SEC adopted the 'Pay-to-Play Rule' which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees ('covered associates') can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to Appleton Partners, Inc.'s Political Contributions policy:

"Contribution" is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

"Covered Associate" means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee ("PAC") controlled by the adviser or by any of its covered associates.  However, Appleton Partners, Inc. deems all supervised persons to be "Covered Associates."

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity's business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a 'timeout" period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing "anything indirectly which, if done directly" would violate the Rule. This reflects the SEC's concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser's covered associate that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the official at the time of the contribution.

General Policy

It is Appleton Partners, Inc.'s policy to permit the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Appleton Partners, Inc. recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, Appleton Partners, Inc.'s practice is to restrict, monitor and require prior approval of any political contributions to government officials.

●	Michele Hubley, or other designee, will determine who is deemed to be a "covered associate" of the firm, each such person will be promptly informed of his or her status as a covered associate;
●
 Michele Hubley, or other designee, will obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate); such review may include an online search of the individual's contribution history as part of the firm's general background check;

●	On at least a quarterly basis, Michele Hubley, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

Pre-Clearance Required by Covered Associates for Political Contributions

No covered associate shall make a political contribution without prior written approval of Michele Hubley who has been provided with full details of the proposed contribution. Such information will be reported to the CCO utilizing Appleton Partners, Inc.'s Political Contribution Pre-Approval Form; approval or denial of such request will also be documented on this Form.  Although de minimis contributions do not need to be pre-cleared, covered associates must report all such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its covered associates.

In addition, employees deemed to be covered associates are required to obtain approval from the Chief Compliance Officer, or other designated officer, prior to agreeing to serve on the Host Committee for a political fundraiser.

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Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Appleton Partners, Inc. has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Appleton Partners, Inc.'s policy with respect to gifts and entertainment is as follows:

●	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
●
 Supervised persons should not accept or provide any gifts or favors  that might influence the decisions you or the recipient must make in business transactions involving Appleton Partners, Inc., or that others might reasonably believe would influence those decisions;

●
 Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

●	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

●
 Any supervised person who accepts or gives, directly or indirectly, anything of value to/from any person or entity that does business with or on behalf of Appleton Partners, Inc., with the aggregate value in excess of $100 per quarter must obtain consent from Michele Hubley before accepting or giving of such gift.

●
 This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business or is being solicited to do business with Appleton Partners, Inc.

●
 This gift reporting requirement is for the purpose of helping Appleton Partners, Inc. monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Michele Hubley.

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Service as an Officer or Director

No supervised person  shall serve  as an officer  or on the board  of directors of any  publicly  or privately traded company  without prior  authorization by Michele Hubley  or a designated supervisory person  based upon a determination that  any  such board  service  or officer  position would  be consistent with  the  interest of Appleton Partners, Inc.'s clients. Where board  service  or an officer  position is approved, Appleton Partners, Inc.  shall implement a "Chinese  Wall" or other  appropriate procedure, to isolate such person  from  making decisions  relating to the company's securities.

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Social Media

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. "Social media" is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms "social media," "social media sites," "sites," and "social networking sites" are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered "advertising" under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the firm. Accordingly, Appleton Partners, Inc. seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

Approved Participation. Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes.

Employee Usage Guidelines and Content Standards

Employees are prohibited from:

m
 posting any misleading statements; any information about our Firm's clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our firm or trading activities;

m	soliciting comments or postings regarding Appleton Partners, Inc. that could be construed as testimonials;
m	soliciting client recommendations on LinkedIn; employees are prohibited from publicly posting a client's recommendation to their LinkedIn profile; and
m	posting personal content that may be embarrasing or harassing in nature to the firm or its employees.

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Whistleblower Policy

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of Appleton Partners, Inc. evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for Appleton Partners, Inc., our management and staff.

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's principal or a similarly designated officer, has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

Appleton Partners, Inc.'s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Reports of violations or suspected violations must be reported to Michele Hubley or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Appleton Partners, Inc. to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

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Reporting Violations and Sanctions

All supervised persons shall promptly report to Michele Hubley or, provided the CCO also receives such reports, to such other individual(s) designated in this Code of Ethics, all apparent or potential violations of the Code.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Michele Hubley shall promptly report to senior management all apparent material violations of the Code. When Michele Hubley finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

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Records

Michele Hubley shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 or the Fund pursuant to Rule 17j-1 under the 1940 Act which is or has been in effect during the past five years;
●	A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●
 A record of all written acknowledgements of receipt of this Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person or access person which shall be retained for five years after the individual ceases to be a supervised  person of Appleton Partners, Inc. or other access person;

●	A copy of each report made pursuant to this Code, including any brokerage confirmations and account statements made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, access persons;
●
A record of any decision and reasons supporting such decision to approve a supervised person’s or other access person’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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Acknowledgement

Initial Acknowledgement

All supervised persons and access persons will be provided with a copy of the Code and must initially acknowledge in writing to Michele Hubley that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons and other access persons shall receive any amendments to the Code and must acknowledge to Michele Hubley in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons and other access persons must annually acknowledge in writing to Michele Hubley that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons and other access persons should contact Michele Hubley regarding any inquiries pertaining to the Code or the policies established herein.